Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

THL CREDIT LAKESHORE, INC.

I, the undersigned natural person acting as an incorporator of a corporation, (the “Company”) under the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”), do hereby adopt the following Certificate of Incorporation (the “Certificate”) for the Company:

ARTICLE ONE

The name of the Company is THL Credit Lakeshore, Inc.

ARTICLE TWO

The address of the registered office of the Company in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, Zip Code 19801. The name of its registered agent at that address is The Corporation Trust Company.

ARTICLE THREE

The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law.

ARTICLE FOUR

The total number of shares of capital stock that the Company has authority to issue is one thousand (1,000) shares, which will be designated Common Stock, par value $0.01 per share.

ARTICLE FIVE

The name and mailing address of the Incorporator are as follows:

Name	Address
Sabrina Rusnak-Carlson	100 Federal Street, 31st Floor
Boston, MA 02110

I, THE UNDERSIGNED, for the purposes of forming a corporation under the laws of the State of Delaware, do make, file, and record this Certificate, and do hereby certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 30th day of September, 2016.

By:	/s/ Sabrina Rusnak-Carlson
(Incorporator)
Name:	Sabrina Rusnak-Carlson